                                                                  Exhibit 10(bb)

                               ENESCO GROUP, INC.
                        2005 SENIOR LEADERSHIP BONUS PLAN

COMPONENTS OF BONUS CALCULATION:

Net Sales               30%
Operating Income        50% (in absolute dollars)
Cash Plan               20%

GLOBAL WEIGHTING

In addition, for individuals who have a global component CEO, CFO, Controller, and Treasurer in the bonus calculation, the payout will be based on EGI Consolidated performance.

Achievement @  80% =         30% target payout
Achievement @  90% =         60% target payout
Achievement @  95% =         80% target payout
Achievement @ 100% =        100% target payout
Achievement @ 105% =        112% target payout
Achievement @ 110% =        125% target payout
Achievement @ 115% =        140% target payout


CASH PLAN COMPONENT PAYOUT:

o   Quarterly Achievement = 33% payout for quarters 1, 2, & 3.

o   Year-end achievement determines sliding scale.

    - Achievement @ less than 100% = 50% of accumulated payout
    - Achievement @ 105% = 108% of accumulated payout
    - Achievement @ 110% = 116% of accumulated payout
    - Achievement @ 115% = 125% of accumulated payout

(Cash Plan component paid at same time as rest of payout).




All bonus components will be calculated against the 2005 bonus goal sheet. Employees must be active full-time through the end of the year to be eligible for the annual incentive award. Enesco has the right to withhold partial or complete bonus payment in the event of employee serious misconduct at the discretion of the Board's Human Resources and Compensation Committee. Enesco may at anytime and from time to time, amend, modify or suspend this plan with/without prior notice.